Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-282150

TCW PRIVATE ASSET INCOME FUND

Class A Shares

Class I Shares

SUPPLEMENT DATED AUGUST 22, 2025

TO THE PROSPECTUS DATED APRIL 1, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of TCW Private Asset Income Fund (the “Fund”), dated April 1, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission and is available free of charge at www.sec.gov or by calling 800-386-3829. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The following change is made to the Prospectus:

The following paragraph is added as the third paragraph in the subsection entitled “Purchasing Shares” in the “Plan of Distribution” section:

Investors may be charged a fee if they effect transactions through a Financial Intermediary. The Fund has authorized one or more Financial Intermediaries to receive on its behalf purchase and repurchase orders, including the Distributor. Such Financial Intermediaries are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized Financial Intermediary or, if applicable, a Financial Intermediary’s authorized designee, receives the order. Orders to purchase Shares will be priced at the Fund’s NAV next computed after they are received by an authorized Financial Intermediary or the Financial Intermediary’s authorized designee.

Please retain this Supplement with your Prospectus.